Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release:	J. Daniel Sizemore (251) 967-4249

Vision Bancshares, Inc. Stock Split

PANAMA CITY, FL – APRIL 8, 2005 – J. Daniel Sizemore, Chairman & CEO of Vision Bancshares, Inc. (OTC Bulletin Board: VBAL/NEWS) announced today that the Board of Directors has approved a 2-for-1 split of its outstanding common stock to be effected in the form of a 1-for-1 stock dividend. The new shares will be distributed on April 25, 2005 to shareholders of record as of the close of business on April 15, 2005.

The stock split will increase the number of outstanding shares of common stock of the Company from 3,026,404 to 6,052,808 shares. According to Chairman Sizemore, the Board’s decision to declare the stock split is reflective of the strong performance of the Company and its common stock during the year 2004. Net income for the twelve months ended December 31, 2004 was $1,189 thousand compared to a $251 thousand loss for the twelve months ended December 31, 2003. During 2004, total assets grew $200 million, or 95%, to $410 million at year-end. “I am extremely pleased with the Company’s 2004 growth and record earnings,” said Chairman Sizemore. “As we increase in size and expand our locations throughout the Gulf Coast market, our mission remains focused on delivering quality service to our customers, increasing profitability and maximizing shareholder value.”

Vision Bancshares, Inc. was organized in July 1999 as a bank holding company and is headquartered in Panama City, Florida. It is the parent company for Vision Bank in Alabama, a state banking corporation organized under the laws of the State of Florida. Vision Bank, Alabama provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear, Foley, Fairhope and Elberta. Vision Bank, Florida provides general retain and commercial banking services to customers in Bay County, Gulf County and the panhandle of Florida through its offices located in Panama City, Panama City Beach, Wewahitchka, Port St. Joe and Port St. Joe Beach.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.